AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

ASSETMARK FUNDS

This amendment (the “Amendment”) is effective as of May 15, 2007, by and between AssetMark Funds, a Delaware statutory trust (the “Trust”), and AssetMark Investment Services, Inc., a California corporation (the “Advisor”).

WHEREAS the parties entered into an Investment Advisory Agreement (the “Agreement”) dated October 20, 2006; and

WHEREAS the parties now wish to amend the Agreement, in accordance with Section 13 thereof, by changing Schedule A thereof to include additional series of the Trust;

NOW THEREFORE, the parties agree as follows:

AMENDMENT

Schedule A to the Agreement is hereby deleted and replaced with the following:

Schedule A
to the
Investment Advisory Agreement
between
AssetMark Funds
and
AssetMark Investment Services, Inc.

Pursuant to Section 5 of the Investment Advisory Agreement, the Trust shall cause each Fund to pay the Advisor compensation at an annual rate as follows:

Fund:	COMPENSATION (as a percentage of average daily net assets):	EFFECTIVE DATE:
AssetMark Large Cap Value Fund	0.95%	October 20, 2006
AssetMark Large Cap Growth Fund	0.95%	October 20, 2006

AssetMark Small/Mid-Cap Value Fund	0.95%	October 20, 2006
AssetMark Small/Mid-Cap Growth Fund	1.00%	October 20, 2006
AssetMark International Equity Fund	0.95%	October 20, 2006
AssetMark Real Estate Securities Fund	0.95%	October 20, 2006
AssetMark Tax-Exempt Fixed Income Fund	0.80%	October 20, 2006
AssetMark Core Plus Fixed Income Fund	0.75%	October 20, 2006
AssetMark Fundamental IndexTM Large Company Growth Fund	0.75%	May 15, 2007
AssetMark Fundamental IndexTM Large Company Value Fund	0.75%	May 15, 2007
AssetMark Fundamental IndexTM Small Company Growth Fund	0.75%	May 15, 2007
AssetMark Fundamental IndexTM Small Company Value Fund	0.75%	May 15, 2007
AssetMark Fundamental IndexTM International Equity Fund	0.80%	May 15, 2007

Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect.  In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

AssetMark Investment Services, Inc.	AssetMark Funds

By: /s/ Carrie E. Hansen	By: /s/ Ronald D. Cordes

Title: SVP	Title: President